                                                                    EXHIBIT 4.1




                                  BADGER METER

                   EMPLOYEE SAVINGS AND STOCK OWNERSHIP PLAN
                        (AMENDED THROUGH DECEMBER, 1994)

                                 BADGER METER

                  EMPLOYEE SAVINGS AND STOCK OWNERSHIP PLAN


                               Table of Contents

                                                                                                    Page
                                                                                                    ----
ARTICLE I                 DEFINITIONS AND CONSTRUCTION  . . . . . . . . . . . . . . . . . . . . .    1
         Section 1.01.  Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
         Section 1.02.  Construction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3

ARTICLE II                ELIGIBILITY AND PARTICIPATION . . . . . . . . . . . . . . . . . . . . .    4
         Section 2.01.  Eligibility to Participate in Savings Feature . . . . . . . . . . . . . .    4
         Section 2.02.  Eligibility to Participate in ESOP Feature  . . . . . . . . . . . . . . .    4
         Section 2.03.  Status of Leased Employees  . . . . . . . . . . . . . . . . . . . . . . .    4

ARTICLE III               PARTICIPANT DEPOSITS AND EMPLOYER
                          CONTRIBUTIONS   . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
         Section 3.01.  Participants' Deposits  . . . . . . . . . . . . . . . . . . . . . . . . .    4
         Section 3.02.  Employer Matching Contributions . . . . . . . . . . . . . . . . . . . . .    5
         Section 3.03.  Other Employer Contributions  . . . . . . . . . . . . . . . . . . . . . .    6
         Section 3.04.  Suspense Account  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
         Section 3.05.  Maximum Annual Additions  . . . . . . . . . . . . . . . . . . . . . . . .    7
         Section 3.06.  Rollovers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8

ARTICLE IV                PARTICIPANT ACCOUNTS; INVESTMENT OF
                          ACCOUNTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
         Section 4.01.  Establishment of Accounts . . . . . . . . . . . . . . . . . . . . . . . .    8
         Section 4.02.  Investment of Savings Accounts  . . . . . . . . . . . . . . . . . . . . .    8
         Section 4.03.  Investment of Employer Contributions Accounts . . . . . . . . . . . . . .    8
         Section 4.04.  ESOP Diversification Election . . . . . . . . . . . . . . . . . . . . . .    8
         Section 4.05.  Valuation of Accounts . . . . . . . . . . . . . . . . . . . . . . . . . .    9
         Section 4.06.  Allocations to Other Employer Contributions Accounts  . . . . . . . . . .    9
         Section 4.07.  Dividends on Company Stock  . . . . . . . . . . . . . . . . . . . . . . .    9

ARTICLE V                 VESTING AND FORFEITURES . . . . . . . . . . . . . . . . . . . . . . . .    9
         Section 5.01.  Calculation of Vesting Service  . . . . . . . . . . . . . . . . . . . . .    9
         Section 5.02.  Effect of Breaks-in-Service . . . . . . . . . . . . . . . . . . . . . . .    9
         Section 5.03.  Vesting in Savings Accounts . . . . . . . . . . . . . . . . . . . . . . .    9
         Section 5.04.  Vesting in Employer Contributions Accounts  . . . . . . . . . . . . . . .    9
         Section 5.05.  Forfeitures . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10

ARTICLE VI                DISTRIBUTION OF BENEFITS  . . . . . . . . . . . . . . . . . . . . . . .   10
         Section 6.01.  Distribution Upon Termination of Employment . . . . . . . . . . . . . . .   10
         Section 6.02.  Death . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
         Section 6.03.  Distribution Upon Attainment of Age 70 1/2  . . . . . . . . . . . . . . .   11
         Section 6.04.  Time and Form of Distributions  . . . . . . . . . . . . . . . . . . . . .   11
         Section 6.05.  Special ESOP Distribution Rules . . . . . . . . . . . . . . . . . . . . .   11
         Section 6.06.  Direct Rollovers  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12

ARTICLE VII               WITHDRAWAL AND LOANS  . . . . . . . . . . . . . . . . . . . . . . . . .   12
         Section 7.01.  Hardship Withdrawals  . . . . . . . . . . . . . . . . . . . . . . . . . .   12
         Section 7.02.  Loans to Participants . . . . . . . . . . . . . . . . . . . . . . . . . .   13
         Section 7.03.  Withdrawal from Savings Accounts After Age 50 . . . . . . . . . . . . . .   13

ARTICLE VIII              PLAN ADMINISTRATION . . . . . . . . . . . . . . . . . . . . . . . . . .   13
         Section 8.01.  Administrator . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
         Section 8.02.  Organization and Procedure  . . . . . . . . . . . . . . . . . . . . . . .   14
         Section 8.03.  Delegation of Authority and Responsibility  . . . . . . . . . . . . . . .   14
         Section 8.04.  Use of Professional Services  . . . . . . . . . . . . . . . . . . . . . .   14
         Section 8.05.  Fees and Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
         Section 8.06.  Claims Procedure  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
         Section 8.07.  Agent for Service of Process  . . . . . . . . . . . . . . . . . . . . . .   14
         Section 8.08.  Communications  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15

ARTICLE IX                TRUSTEE AND TRUST FUND  . . . . . . . . . . . . . . . . . . . . . . . .   15
         Section 9.01.  Trustee Removal and/or Resignation and Successors . . . . . . . . . . . .   15
         Section 9.02.  Investment Funds  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
         Section 9.03.  Investment of the Trust Fund  . . . . . . . . . . . . . . . . . . . . . .   15
         Section 9.04.  Trustee's General Powers  . . . . . . . . . . . . . . . . . . . . . . . .   15
         Section 9.05.  Payments from the Trust Fund  . . . . . . . . . . . . . . . . . . . . . .   16
         Section 9.06.  General Duties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
         Section 9.07.  Contributions to the Plan . . . . . . . . . . . . . . . . . . . . . . . .   16
         Section 9.08.  Reliance on Written Communications  . . . . . . . . . . . . . . . . . . .   16
         Section 9.09.  Trustee Fees and Expenses . . . . . . . . . . . . . . . . . . . . . . . .   16
         Section 9.10.  Payment of Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
         Section 9.11.  Trustee Litigation and Indemnification  . . . . . . . . . . . . . . . . .   16
         Section 9.12.  Limitation of Liability . . . . . . . . . . . . . . . . . . . . . . . . .   17

ARTICLE X                 AMENDMENT AND TERMINATION . . . . . . . . . . . . . . . . . . . . . . .   17
         Section 10.01.  Amendment and Termination  . . . . . . . . . . . . . . . . . . . . . . .   17

ARTICLE XI                MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
         Section 11.01.  Plan is Voluntary  . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
         Section 11.02.  Non-Guarantee of Employment  . . . . . . . . . . . . . . . . . . . . . .   17
         Section 11.03.  Rights to Trust Assets . . . . . . . . . . . . . . . . . . . . . . . . .   17
         Section 11.04.  Non-Alienation . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
         Section 11.05.  Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
         Section 11.06.  Facility of Payment  . . . . . . . . . . . . . . . . . . . . . . . . . .   18
         Section 11.07.  Board Action . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
         Section 11.08.  Mergers, Consolidations and Transfer of Plan Assets  . . . . . . . . . .   18
         Section 11.09.  Fiduciaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
         Section 11.10.  Unclaimed Benefits . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
         Section 11.11.  Voting Rights to Company Stock . . . . . . . . . . . . . . . . . . . . .   18
         Section 11.12.  Tender Offers for Company Stock  . . . . . . . . . . . . . . . . . . . .   18
         Section 11.13.  Retroactive Effective Dates  . . . . . . . . . . . . . . . . . . . . . .   19

ARTICLE XII               TOP-HEAVY PLAN PROVISIONS . . . . . . . . . . . . . . . . . . . . . . .   19
         Section 12.01.  Effect of Top-Heavy Status . . . . . . . . . . . . . . . . . . . . . . .   19
         Section 12.02.  Additional Definitions . . . . . . . . . . . . . . . . . . . . . . . . .   19
         Section 12.03.  Vesting  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
         Section 12.04.  Minimum Benefits . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
         Section 12.05.  Maximum Benefit Limits . . . . . . . . . . . . . . . . . . . . . . . . .   20

ARTICLE XIII              TRUSTEE ACCEPTANCE  . . . . . . . . . . . . . . . . . . . . . . . . . .   20
         Section 13.01.  Trustee Acceptance . . . . . . . . . . . . . . . . . . . . . . . . . . .   20



                                  BADGER METER

                   EMPLOYEE SAVINGS AND STOCK OWNERSHIP PLAN


        THIS TRUST AGREEMENT, by and between BADGER METER, INC., a Wisconsin corporation (hereinafter called "Company"), and Marshall and Ilsley Trust Company, a Wisconsin banking corporation (hereinafter called "Trustee"):

                             W I T N E S S E T H :

        WHEREAS, the Company heretofore established the Badger Meter Savings Plan, the Badger Meter Payroll-Based Employee Stock Ownership Plan and the Badger Meter Employee Stock Ownership Plan (the "Prior Plans"), and wishes to consolidate said plans in a single plan which offers eligible employees an opportunity and an incentive to provide financial security for themselves and their families through savings and investment on a tax-advantaged basis and will help ensure the Company's growth and success by promoting a broader and more economical means for employees to own Company Stock; and

        WHEREAS, the Company by appropriate corporate action has authorized the continuation of the Prior Plans previously adopted through the Badger Meter Employee Savings and Stock Ownership Plan as set forth herein;

        NOW, THEREFORE, in consideration of the mutual covenants herein set forth, the Company and the Trustee hereby agree as follows:


                                   ARTICLE I

                          DEFINITIONS AND CONSTRUCTION

        Section 1.01. Definitions. For purposes of the Plan, unless the context clearly or necessarily indicates the contrary, the following words and phrases shall have the meanings set forth in the definitions below:

        (a) "Accounts" shall mean the separate accounts to be maintained under the Plan for each Participant as provided in Section 4.01.

        (b)      "Administrator" shall mean the committee appointed pursuant to
Section 8.01.

        (c) "Beneficiary" shall mean the person, trust and/or other entity entitled to receive benefits hereunder in the event of the Participant's death as provided in Section 6.02.

        (d)      "Board" shall mean the Board of Directors of the Company.

        (e) "Break-in-Service" shall mean the period of time elapsing between the date on which a Participant incurs a Severance from Service and the date, if any, on which he is next credited with an Hour of Service, provided that the term shall not include any such period which is less than 12 full consecutive calendar months in duration.

        (f) "Code" shall mean the Internal Revenue Code of 1986, as amended.

        (g) "Company" shall mean Badger Meter, Inc., a Wisconsin corporation, and any successors or assigns thereto.

        (h)      "Company Stock" shall mean the common stock of the Company.

        (i) "Company Stock Fund" shall mean an unsegregated fund to be invested in Company Stock, which may, pending such permanent investment, or otherwise at the direction of the Investment Committee, be temporarily invested in short-term interest-bearing securities.

        (j) "Compensation" shall mean a Participant's total salary or wages from the Company for a Plan Year, as reflected in the Participant's Form W-2 (or its successors) before deductions, including overtime, bonuses and including any salary reductions pursuant to an arrangement described in Code
Section 125 or 401(k), but excluding contributions on behalf of the Participant under any other employee benefit plan (as defined by ERISA), and excluding any other form of remuneration and/or expense reimbursement, all as determined by the Administrator in a uniform and non-discriminatory manner. The maximum annual compensation taken into account hereunder for purposes of calculating any Participant's accrued benefit (including the right to any optional benefit) and for purposes of applying the nondiscrimination rules under Code Section 401(a)(4), 401(a)(5) and 401(1), and the nondiscrimination rule in the average benefits percentage test under Code Section 410(b)(2), shall be such amount permitted pursuant to Code Section 401(a)(17). For purposes of calculating this maximum for any 5% owner or Highly Compensated Employee who is in the group of 10 employees paid the greatest compensation during the year, pursuant to Code
Section 414(q)(6), the compensation of a spouse or a lineal descendant under age 19 before the end of the Plan Year shall be treated as if paid to the employee.

        (k) "Deposits" shall mean amounts contributed under the Plan by or at the direction of Participants pursuant to Section 3.01, which contributions are made by the Company in lieu of payment of an equal amount directly to the Participant.

        (l) "Disability" shall mean either (i) a disability with respect to which the Participant is eligible to receive payments under the Company's long-term disability income program, or (ii) if the Participant is not so eligible, the inability of the Participant to engage in his current or any reasonably related occupation available with the Company by reason of a physical or mental disability which has continuously existed for a 6-month period.

        (m)      "Effective Date" shall mean January 1, 1991.

        (n) "Employee" shall mean any person who is a common law employee of the Company, except that the term shall not include (i) any temporary or supplemental employee, (ii) any person who is included in a unit of employees covered by a collective bargaining agreement unless such agreement provides for application of all or a portion of the Plan to the employees in such unit, or
(iii) any nonresident alien who receives no earned income from the Company which constitutes income from sources within the United States. For purposes of the Plan, a person shall be considered a "temporary or supplemental employee" if he is employed during a period of peak activity in a position that is not expected to be continuous or of long duration.

        (o) "Employer" shall mean the Company and each other corporation or unincorporated business in a controlled group of corporations, a group of trades or businesses under common control or an affiliated service group (within the meaning of Section 414(b), (c) or (m) of the Code) which includes the Company.

        (p) "Employer Contributions" shall mean both Employer Matching Contributions and Other Employer Contributions hereunder.

        (q) "Employer Matching Contributions" shall mean amounts contributed by the Company pursuant to Section 3.02, including Company matching contributions to the Badger Meter Savings Plan for years prior to 1991.

        (r) "Employment Commencement Date" shall mean the first day for which an Employee is credited with an Hour of Service, provided that, as to any Employee whose Vesting Service for any period of employment has been cancelled pursuant to Section 5.02(a) on account of a Break-in-Service (or would have been cancelled pursuant to such Section had the Plan been in effect at the time of such Break-in-Service), the term shall mean the first day following such Break-in-Service for which the Employee is credited with an Hour of Service.

        (s)      "Entry Date" shall mean the first day of each calendar quarter.

        (t) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as from time to time amended.

        (u) "ESOP Feature" shall mean the portion of the Plan consisting of Participants' Account balances derived from Employer Matching Contributions and Other Employer Contributions, (including any such contributions to the Prior Plans which were transferred to this Plan as of the Effective Date), and amounts that may be held in a Suspense Account from time to time.

        (v) "Exempt Loan" shall mean a loan or other extension of credit described in Section 4975(d)(3) of the Code which meets the requirements of Income Tax Regulation Section 54.4975-7(b)(1)(iii).

        (w) "Highly Compensated Employee" shall mean an individual described in Section 414(q) of the Code. To the extent required by the Code, a "family member" (within the meaning of Section 414(q)(6) of the Code) of a Highly Compensated Employee shall not be considered a separate employee, and the compensation paid to and contributions on behalf of such family member shall be treated as if paid to the Highly Compensated Employee.

        (x) "Hour of Service" shall mean an hour for which an Employee is paid or entitled to payment for the performance of duties for an Employer.

        (y) "Investment Committee" shall mean the Benefit Plans Investment Committee of the Board, as established and appointed by the Board from time to time.

        (z) "Investment Fund" shall mean an unsegregated fund established at the direction of the Investment Committee pursuant to Section 9.02 and invested in securities, insurance contracts or other property of such type and general characteristics as the Investment Committee shall determine.

        (aa) "Investment Manager" shall mean any person, insurance company or corporation appointed by the Company to direct the investment and reinvestment of all or any portion of the assets held by the Trustee under the Trust.

        (bb) "Normal Retirement Date" shall mean the later of (i) the date on which the Participant attains age 65 or (ii) the earlier of (A) the fifth anniversary of the date on which the Participant commenced participation in the Plan or a Prior Plan, or (B) the date on which the Participant has a fully vested interest in his Accounts hereunder. Notwithstanding the foregoing, with respect to any person whose Employment Commencement Date was on or before January 1, 1989, the term shall mean the date on which he attains age 65.

        (cc) "Other Employer Contributions" shall mean Employer Contributions other than Employer Matching Contributions, made to the Trust pursuant to Section 3.03.

        (dd) "Participant" shall mean an Employee who is eligible to and has elected to make Deposits hereunder as provided in Sections 2.01 and 3.01, or who has satisfied the eligibility requirements for participation in the ESOP Feature as provided in Section 2.02.

The term shall include any individual who was a Participant in a Prior Plan immediately prior to the Effective Date. An individual who has become a Participant shall continue as a Participant until all of his interests hereunder have been distributed pursuant to the Plan.

        (ee) "Plan" shall mean the Badger Meter Employee Savings and Stock Ownership Plan as set forth herein and as the same may be amended from time to time.

        (ff) "Plan Year" shall mean a twelve-month period beginning on January 1 of each year and ending December 31 of the same year.

        (gg) "Prior Plan" shall mean the Badger Meter Savings Plan, the Badger Meter Employee Stock Ownership Plan and/or the Badger Meter Payroll Based Employee Stock Ownership Plan.

        (hh) "Savings Feature" shall mean the portion of the Plan consisting of Account balances derived from Participants' Deposits, including Deposits under the Badger Meter Savings Plan for years prior to 1991.

        (ii)     "Severance from Service" shall mean the earlier to occur of

                 (i) the date during a Participant's service with the Employers on which he quits, retires, is terminated or dies, whichever occurs first; or

                 (ii) the first anniversary of the date a Participant commences a continuous absence from service with the Employers for any other reason, such as military service, layoff, vacation, authorized leave of absence, et cetera; provided, however, that in the case of a Participant who is absent from service with the Employers as a consequence of his performing military service in the armed forces of the United States of America or of any state thereof under circumstances entitling him to veterans' re-employment rights pursuant to federal statute, the first anniversary of the commencement of such absence shall not constitute a Severance from Service hereunder if, but only if, he returns to the service of an Employer within the applicable time limit and under the other conditions prescribed by such statute for his exercise of such re-employment rights; and provided further that, for purposes of the Plan, "an authorized leave of absence" means an absence from active service with an Employer which it authorized pursuant to uniform rules consistently applied in like circumstances for its personnel who are similarly situated in respect to such Participant.

        (jj) "Suspense Account" means the separate account maintained by the Trustee to hold Company Stock acquired with the proceeds of an Exempt Loan prior to its release pursuant to Section 3.04.

        (kk) "Trust Fund" shall mean the Company Stock and other property which shall be held from time to time by the Trustee in trust under the terms of this Agreement.

        (ll) "Trustee" shall mean Marshall and Ilsley Trust Company, or any successor or successors thereto designated pursuant to Section 9.01.

        (mm) "Valuation Date" shall mean the last day of each calendar quarter.

        (nn) "Vesting Service" shall mean service with an Employer that is counted in determining the Participant's vested and nonforfeitable interest under the Plan, as determined under Section 5.01.

         Section 1.02. Construction. (a) Words used herein in the masculine gender shall include the feminine and words used herein in the singular shall include the plural in all cases where such would apply. The words "hereof", "herein", "hereunder" and other similar compounds of the word "here" shall refer to the entire Plan, not to a particular article or section hereof. Headings of articles, sections and subsections are for convenience of reference only; they constitute no part of the Plan and are not to be considered in the construction hereof. All references to statutory sections shall include the section so identified as amended from time to time or any other statute of similar import.

        (b) The Plan is intended to be a qualified plan meeting the requirements of Code Section 401(a). The Savings Feature is intended to be a "qualified cash or deferred arrangement" meeting the requirements of Code
Section 401(k) and to qualify as a profit sharing plan under Code Section 401(a). The ESOP Feature is intended to qualify as a stock bonus plan under Code Section 401(a) and as an employee stock ownership plan qualifying under Code Section 4975(e)(7) and ERISA Section 407(d)(6), and includes a matching contribution feature which is intended to satisfy the requirements of Code
Section 401(m). The Savings Feature and the ESOP Feature are both intended to be part of a single plan for purposes of ERISA and the Code, and shall be interpreted so as to comply with the applicable requirements thereof, where such requirements are not clearly contrary to the express terms hereof. In all other respects, the Plan shall be construed and its validity determined according to the laws of the State of Wisconsin to the extent such laws are not preempted by applicable requirements of federal law. In case any provision of this Agreement and/or the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of this Agreement and/or the Plan, and this Agreement and/or the Plan shall be construed and enforced as if said illegal or invalid provisions had never been included herein. As provided in Section 8.01, the Administrator shall have the ultimate authority to interpret the terms of the Plan, but the Trustee shall be indemnified for following such interpretations and resulting directions in accordance with Section 9.11

                                   ARTICLE II

                         ELIGIBILITY AND PARTICIPATION

        Section 2.01. Eligibility to Participate in Savings Feature. Any person who was a participant in the Badger Meter Savings Plan immediately prior to the Effective Date shall automatically be a Participant in the Savings Feature. Any other Employee shall be eligible to participate in the Savings Feature of the Plan as of the January 1 next following his Employment Commencement Date. Effective April 1, 1995, Employees shall be eligible to participate on the earliest of the January 1, April 1, July 1 or October 1 next following their Employment Commencement Date. However, an Employee who is a member of a unit of employees covered by a collective bargaining agreement shall be eligible to make Deposits hereunder only if, and so long as, such agreement specifically provides that members of the unit will be eligible for participation in the Plan's Savings Feature. In order to participate in the Savings Feature, an eligible Employee must give timely written notice to the Administrator authorizing the Company to make Deposits on the Participant's behalf pursuant to Section 3.01.

        Section 2.02. Eligibility to Participate in ESOP Feature. (a) Employer Matching Contributions. Each Employee who is a Participant in the Savings Feature shall be eligible to participate in the ESOP Feature and be entitled to share in Employer Matching Contributions as provided in Section 4.01.

        (b) Other Employer Contributions. Any Employee who was a participant in either the Badger Meter Employee Stock Ownership Plan or the Badger Meter Payroll-Based Employee Stock Ownership Plan immediately prior to the Effective Date shall automatically be a participant in the ESOP Feature. Any other Employee shall become a participant in the ESOP Feature and shall be entitled to share in Other Employer Contributions as provided in Section 3.03, effective as of the January 1 next following his Employment Commencement Date, or, if later, January 1 of the Plan Year in which he first becomes an Employee. However, an Employee who is a member of a unit of employees covered by a collective bargaining agreement shall be eligible to share in Other Employer Contributions as provided in Section 3.03 only if, and so long as, such agreement specifically provides that members of such unit shall be eligible to share in Other Employer Contributions hereunder.

        Section 2.03. Status of Leased Employees. A person who is a "leased employee" within the meaning of Code Section 414(n) or (o) shall not be eligible to participate in the Plan, but in the event such a person was participating or subsequently becomes eligible to participate herein, credit shall be given for the person's service as a leased employee of any Employer toward completion of the Plan's eligibility and vesting requirements.



                                  ARTICLE III

                           PARTICIPANT DEPOSITS AND
                            EMPLOYER CONTRIBUTIONS

        Section 3.01. Participants' Deposits. (a) Subject to the limitations described in Section 3.05, any Employee who is eligible to participate in the Plan's Savings Feature may elect to have the Company contribute any whole percentage of his Compensation, to a maximum of 15%, as Deposits hereunder, in lieu of paying such amounts as current cash compensation. Such election shall be effective as of the Entry Date next following the date on which the Employee shall have given timely written notice of his election to the Administrator. However, the maximum Deposits hereunder for any Participant in any calendar year shall be $7,000 (adjusted for cost of living increases pursuant to Code
Section 402(g)(5)). From time to time, but not less frequently than monthly, the Company shall remit Participants' Deposits to the Trustee. The Savings Account of each Participant shall be credited with the amounts of his Deposits as such amounts are received by the Trustee.

        (b) A Participant may elect to change the rate of his Deposits on timely notice as of any Entry Date. In addition, on timely notice, a Participant may elect to suspend all of his Deposits, effective reasonably soon after such notice is given. A Participant's Deposits shall be automatically suspended as provided in Section 7.01 if he makes a hardship withdrawal hereunder, and during any period in which he is not employed by the Company in a position in which he is eligible to participate in the Plan's Savings Feature, as determined under Section 2.01. A Participant whose Deposits are suspended may resume making Deposits on timely notice:

          (i) in the case of a voluntary suspension, as of any Entry Date which is not less than three months after the effective date of the suspension;

          (ii) in the case of a suspension resulting from transfer to a position in which he is not eligible to participate in the Plan's Savings Feature, as of any Entry Date coincident with or next following his resumption of employment in an eligible position; or

          (iii) in the case of a suspension resulting from a hardship withdrawal, as of any Entry Date which is at least 12 months after the withdrawal.

Except as provided in this subsection, a Participant's election to make Deposits at a specified rate shall remain in effect for successive periods of time.

        (c) The Administrator shall, from time to time, establish a maximum deferred amount respecting Participant Deposits. Such maximum deferred amount may vary during each payroll period and for each Participant. If a Participant shall designate any amount or rate of Deposits in excess of the applicable maximum deferred amount established for his Deposits, such designation shall not be invalid, but shall be effective to designate a rate of Deposits equal to the applicable maximum deferred amount. Without limiting the generality of the foregoing, the maximum rate of Deposits for a Participant who is a Highly Compensated Employee shall be established so that the average rate (expressed as a percentage of "compensation" as defined in Code Section 414(s)) of such Deposits by Highly Compensated Employees does not exceed the greater of:

                 (i) a rate equal to 1.25 times the average rate of Deposits by all other eligible Employees for the Plan Year; or

                 (ii) a rate equal to the lesser of (A) the average rate of Deposits for all other eligible Employees for the Plan Year multiplied by 2.0, or (B) the average rate of Deposits for all other eligible Employees plus 2%, or such other limit as may be prescribed by the Secretary of the Treasury to prevent the multiple use of this alternative limitation.

It is the intent and purpose of this Section 3.01(c) that the Administrator shall have and exercise complete discretion in establishing the maximum deferred amount for any Participant for any Plan Year, in order to assure compliance with Code Sections 401(k), 402(g)(5) and 415 and any other applicable provisions of the Code. Further, in the event Participants eligible to make Deposits include both employees who are represented for collective bargaining purposes and those who are not, the foregoing test shall be applied separately to Participants who are not represented for collective bargaining and to each collective bargaining unit, rather than to all Participants as one group.

        (d) In the event that, despite the limitations described above, the Deposits for a Participant in any Plan Year exceed the limit on Deposits for such Participant determined under Code Section 401(k) or 402(g), then the Administrator shall direct the Trustee to distribute to any such Participant an amount equal to the excess of such Deposits over the amount that such Participant should have been permitted to contribute, plus income, if any, attributable to such excess. Such distributions shall be made, to the extent possible, within two and one-half months after the end of the Plan Year, but, in any event, not later than the last day of the subsequent Plan Year. Similarly, if a Participant gives timely notice to the Administrator that the total of his elective deferrals (within the meaning of Code Section 401(g)(3)) for his taxable year exceeded the limit described in such Code Section for his taxable year and of the amount of such excess attributable to the Plan, the Administrator may direct that such excess, together with any income attributable to such excess, shall be distributed to the Participant on or before the first April 15 following the end of the Participant's taxable year.

        Section 3.02. Employer Matching Contributions. (a) For each Plan Year, the Account of each Participant who is eligible to receive an Employer Matching Contribution shall be credited with Employer Matching Contributions equal to such percentage as the Board in its sole discretion may determine for such Plan Year, of the Participant's Deposits for the Plan Year to the extent such Deposits do not exceed such percentage of the Participant's Compensation for the Plan Year as the Board in its sole discretion may determine for such Plan Year. Employer Matching Contributions shall be derived from the following sources, in the order of priority indicated:

                 (i) Amounts forfeited from Participants' Employer Matching Contributions Accounts during the Plan Year pursuant to Section 5.05;

                 (ii) Company Stock released from the Suspense Account during the Plan Year pursuant to Section 3.04; and

                 (iii)    To the extent the amounts available under (i) and
                          (ii) for any Plan Year are not sufficient, the Company shall contribute the additional amounts necessary to provide for the Employer Matching Contributions called for by this Section. Such contributions may be made either in the form of cash or Company Stock or a combination thereof and shall be made on or before the due date, including extensions of the Company's tax return for the Plan Year.

The value of Employer Matching Contributions derived from forfeitures and/or releases from the Suspense Account under (i) or (ii) above shall be determined as of the last day of the Plan Year. Any other Employer Matching Contributions shall be the amount of cash or the value of Company Stock contributed by the Company as of the date of the contribution.

        (b) The Participants eligible to share in Employer Matching Contributions for any Plan Year shall be (i) those Participants who are employed by an Employer on the last day of the Plan Year, and (ii) Participants whose Severance from Service occurred during the Plan Year on or after the Participant's Normal Retirement Date or attainment of age 55 with five years of Vesting Service or on account of Retirement, death or Disability. Participants whose Severance from Service occurred during the Plan Year for any reason other than those listed in (ii) above shall not be eligible to share in Employer Matching Contributions. A Participant who is on temporary layoff for a period not exceeding one year shall not be deemed to have incurred a Severance from Service for purposes of this Section.

        (c) Notwithstanding subsection 3.02(a) above, the average rate (expressed as a percentage of "compensation" as defined in Code Section 414(s)) of Employer Matching Contributions for any Plan Year for Employees who are Highly Compensated Employees for such Plan Year shall not exceed the greater of:

                 (i) a rate equal to 1.25 times the average rate of Employer Contributions for all other eligible Employees for the Plan Year; or

                 (ii) a rate equal to the lesser of (A) the average rate of Employer Contributions for the Plan Year for all other eligible Employees multiplied by 2.0, (B) the average rate of Employer Contributions for the Plan Year for all other eligible Employees plus 2% or (C) such other limit as may be prescribed by the Secretary of the Treasury to prevent the multiple use of this alternative limitation.

It is the intent and purpose of this subsection 3.02(c) that the Administrator shall have and exercise complete discretion in establishing the maximum rate of Employer Matching Contributions for any Participant for any Plan Year, in order to assure compliance with the limitations imposed by Sections 401(m) and 415 of the Code and other applicable provisions of such Code. Accordingly, no Employer Matching Contribution shall be made or allocated to the Account of any Participant if such contribution would cause such limitations to be exceeded. Further, in the event Participants eligible to make Deposits include both employees who are represented for collective bargaining purposes and those who are not, the foregoing test shall be applied separately to Participants who are not represented for collective bargaining and to each collective bargaining unit, rather than to all Participants as one group.

        Section 3.03. Other Employer Contributions. (a) Amounts released from the Suspense Account pursuant to Section 3.04 for any Plan Year, to the extent not utilized as Employer Matching Contributions for such Plan Year pursuant to subsection 3.02(a), shall constitute Other Employer Contributions for such Plan Year. The Company shall also make such additional Other Employer Contributions for each Plan Year as may be determined by the Board, in its sole discretion, provided that Other Employer Contributions for any Plan Year shall not exceed (i) the amount that can be allocated to Participants' Accounts hereunder (after giving effect to the limitations described in Section 3.05), or (ii) the maximum amount deductible for federal income tax purposes for such Plan Year. Other Employer Contributions for each Plan Year shall be paid to the Trustee no later than the due date (including extensions) for filing the Company's federal income tax return for the taxable year ending with or within such Plan Year, and may be made in the form of either cash or Company Stock or a combination thereof. Subject to the limitations described in Section 3.05, Other Employer Contributions and forfeitures from Other Employer Contributions Accounts for any Plan Year shall be allocated in equal amounts among the Accounts of Participants eligible to share in such Contributions.

        (b) The Participants eligible to share in Other Employer Contributions for any Plan Year shall be (i) those Participants who are Employees on the last day of the Plan Year, (ii) Participants whose Severance from Service occurred during the Plan Year on or after the Participant's Normal Retirement Date or attainment of age 55 with five years of Vesting Service or on account of death or Disability, provided that Employees in a unit of employees covered by a collective bargaining agreement shall not be eligible to share in Other Employer Contributions unless such agreement specifically provides that members of such unit shall be eligible to share in Other Employer Contributions hereunder. Participants whose Severance from Service occurred during the Plan Year for any reason other than those listed in (ii) above or who have transferred to an ineligible status during the Plan Year, shall not be eligible to share in Other Employer Contributions for the Plan Year. A Participant who is on temporary layoff for a period not exceeding one year shall not be deemed to have incurred a Severance from Service for purposes of this Section.

        Section 3.04. Suspense Account. (a) To the extent the Plan has acquired shares of Company Stock with the proceeds of an Exempt Loan, all such shares shall be held in a Suspense Account pending their release and allocation to the Accounts of Participants as payments are made under the Exempt Loan.

        (b) Repayment of principal and payment of interest under any such Exempt Loan shall be made as follows:

                 (i) Cash dividends on Company Stock in the Suspense Account and earnings thereon shall be applied to principal and/or interest obligations under the Exempt Loan, unless the Administrator shall direct otherwise; and

                 (ii) To the extent the amounts available under (i) above are not sufficient, the Company shall make cash contributions in such amounts and at such times as are needed to provide the Trustee with cash sufficient to pay any currently maturing obligations under an Exempt Loan.

        (c) The number of shares of Company Stock to be released from the Suspense Account for each Plan Year shall be determined as follows:

                 (i) If (A) the Exempt Loan provides for annual payment of principal and interest at a cumulative rate that is not less rapid at any time than level annual payments of such amounts for 10 years, and (B) the interest included in any payment on the Exempt Loan is disregarded only to the extent that it would be determined to be interest under standard loan amortization tables, then the number of shares to be released from the Suspense Account each year shall be equal to the number of shares held immediately before the release multiplied by a fraction, the numerator of which is the amount of the principal payment(s) on the Exempt Loan for the Plan Year and the denominator of which is the sum of the numerator plus the principal remaining unpaid at the end of the Plan Year; provided that this clause shall not be applicable from the time that, by reason of renewal, extension or refinancing, the sum of the unexpired duration of the Exempt Loan, the renewal period, the extension period, and the duration of the new Exempt Loan exceeds 10 years.

                (ii) If (i) above is not applicable, the number of shares to be released from the Suspense Account shall be the number of shares held in the Suspense Account immediately prior to the release for the Plan Year multiplied by a fraction, the numerator of which is the amount of principal and interest on the Exempt Loan paid for the Plan Year and the denominator of which is the sum of principal and interest on the Exempt Loan paid for the Plan Year and the principal and interest on the Exempt Loan to be paid for all future Plan Years. If the interest rate under the Exempt Loan is variable, the interest to be paid in future Plan Years shall be computed by using the interest rate in effect as of the end of the Plan Year.

        (d) Shares of Company Stock that are released from the Suspense Account for each year shall be allocated, as of the last day of the Plan Year, as follows:

                 (i) first, to satisfy the Employer Matching Contribution obligation for the Plan Year pursuant to Section 3.02; and

                 (ii) if any amount remains after the allocation provided in (i), such remainder shall be allocated as Other Employer Contributions under Section 3.03.

        Section 3.05. Maximum Annual Additions. (a) Notwithstanding the other provisions of this Plan, annual additions to the account of any Participant for a Plan Year (also the "limitation year") shall not exceed the lesser of:

                 (i) $30,000 as adjusted pursuant to Section 415(c)(1)(A) and (d)(1); or

                 (ii) 25% of the Participant's total compensation (as defined in subsection (c) of Section 415 of the Code) from the Employers for such Plan Year.

        (b) The term "annual additions" as used in this Section shall mean the sum for the Plan Year of (i) Employer Contributions, (ii) forfeitures,
(iii) Deposits or other employee contributions and (iv) amounts described in
Section 415(c)(2) and 419A(d)(2) of the Code, credited to the Participant's Account provided that, for any Plan Year in which no more than one-third of the Employer Contributions used to repay an Exempt Loan are allocated to Highly Compensated Employees, forfeitures of Company Stock acquired with the proceeds of an Exempt Loan and contributions applied to interest on an Exempt Loan shall not constitute annual additions.

        (c) If a Participant also participates in another qualified defined contribution plan maintained by an Employer, then the sum of his annual additions under this Plan and under such other plan shall not exceed the limitations described in subsection (a) of this Section. Further, if a Participant also participates in a defined benefit pension plan maintained by an Employer, the sum of (1) and (2) below may not exceed 1.0:

                 (1) the sum of the projected annual benefit of the Participant under all defined benefit pension plans of the Employers determined as of the close of the Plan Year, divided by the lesser of
         (i) the product of 1.25 multiplied by the dollar limitation in effect under Section 415(b)(1)(A) of the Code for such year, or (ii) the product of 1.4 multiplied by the amount which may be taken into account under Section 415(b)(1)(B) of the Internal Revenue Code with respect to such Participant for such year; and

                 (2) the sum of the annual additions to the Participant's account under all defined contribution plans of the Employers as of the close of the Plan Year and for all prior Plan Years, divided by the sum of the lesser of (i) or (ii) for such year and for each prior year of service with the Employers (regardless of whether any such defined contribution plan was in existence during those years), where
         (i) is the product of 1.25 multiplied by the dollar limitation in effect under Section 415(c)(1)(A) of the code for such year, and (ii) is the product of 1.4 multiplied by the amount which may be taken into account under Section 415(c)(1)(B) of the Code (or Section 415(c)(7) or (8) of such Code, if applicable) with respect to such individual under such plan for such year; provided, however, that the Administrator may elect that the amount taken into account for each Participant for all years ending before January 1, 1983, under (i) and
         (ii) above shall be determined pursuant to the special transition rule provided in such Section 415(e)(6) of the Code.

         (d) In the event that, after the application of all limitations and reductions in the Participant's benefits under any defined benefit pension plan and any limitations imposed by the Administrator pursuant to Sections 3.01(c) and 3.02(c), the rules set forth in subsection (a) or (b) of this Section would otherwise be violated with respect to any Participant, then such Participant's annual additions under this Plan for the Plan Year shall be automatically reduced as follows:

                 (i) The amount allocated to his Other Employer Contributions Account pursuant to Section 3.03 shall be reduced and allocated pursuant to Section 3.03 to the Other Employer Contributions Accounts of other Participants eligible to share in such Contributions for the Plan Year to the extent such additional allocations do not result in violation of this Section.

                 (ii) In the event that the application of (i) above is not sufficient to eliminate the violation, there shall be deducted from the Participant's Accounts such portion of his Deposits and Employer Matching Contributions for the Plan Year as shall be necessary to eliminate the violation. Employer Contributions and Deposits deducted from a Participant's Accounts shall be forfeited and shall be applied as provided in Section 5.05.

Notwithstanding the foregoing, if as a result of the allocation of forfeitures, an error in estimating a Participant's Compensation for the Plan Year, or such other facts and circumstances as may be prescribed by the Commissioner of Internal Revenue, the Deposits or Employer Contributions, or both, actually allocated to a Participant exceed the limits described in this Section, such excess shall be used to reduce Deposits and Employer Contributions under the Plan for the next Plan Year and succeeding Plan Years, as necessary, for such Participant. To the extent such excess amounts are not so reduced, the Participant shall not be entitled to receive such excess. If a Participant has such an excess annual addition but is not covered by the Plan as of the end of the Plan Year for which the excess arose or as of any succeeding Plan Year prior to the Plan Year in which such excess is fully eliminated, then such excess shall be held in a suspense account for that Plan Year and allocated or reallocated in the next and succeeding Plan Years to all Participants then entitled to share in Other Employer Contributions or Employer Matching Contributions, subject, however, to the limitations of this Section. Amounts allocated to this suspense account shall not be credited with income or loss. If an amount remains in this suspense account at the time the Plan terminates and all Plan assets have been distributed to Participants, then such amount shall be returned to the Company.

        (e) The Administrator shall have broad authority to coordinate with the plan administrator of other plans maintained by the Employers in relation to the limits imposed by this Section, and to implement reductions of allocations and reallocations necessary to maintain all of such plans in accordance with the requirements of applicable law.

        Section 3.06. Rollovers. An Employee shall be entitled to rollover to the Plan amounts derived from a qualifying distribution from another tax-qualified pension, profit sharing or stock bonus plan. No such rollover shall be accepted unless it is paid over in cash or check to the Trustee within 60 days after it is received by the Employee. No amount shall be accepted for rollover unless the Employee certifies in writing to the Administrator that, to the best knowledge of the Employee, (i) the plan from which the monies were derived was a tax-qualified retirement plan at the time of the distribution, and (ii) the distribution constituted a total distribution from such other plan within the meaning of Code Section 402(a)(5)(E)(i). Such amounts shall be allocated to the Employee's Savings Account and shall be administered for all purposes of the Plan as if attributable to Deposits hereunder.


                                   ARTICLE IV

                             PARTICIPANT ACCOUNTS;
                             INVESTMENT OF ACCOUNTS

        Section 4.01. Establishment of Accounts. Each Participant shall have one or more Accounts established for him. Such Accounts shall consist of:

                 (i) A Savings Account for interests derived from his Deposits hereunder or under the Badger Meter Savings Plan prior to the Effective Date;

                 (ii) An Employer Matching Contributions Account for interests derived from Employer Matching Contributions hereunder or under the Badger Meter Savings Plan prior to the Effective Date; and

                 (iii) An Other Employer Contributions Account for his interests derived from Other Employer Contributions hereunder or from allocations under the Badger Meter Employee Stock Ownership Plan and Badger Meter Payroll Based Employee Stock Ownership Plan prior to the Effective Date.

To the extent necessary or appropriate to provide for the proper administration of the Plan, the Accounts of Participants shall include separate balances for interests invested in each Investment Fund, for interests derived from different sources of contributions, and for such other purposes as the Administrator shall determine. As soon as practicable following the end of each Plan Year, each Participant shall be provided with a statement reflecting the status of his Accounts.

        Section 4.02. Investment of Savings Accounts. (a) On timely notice, each Participant shall direct the Administrator to invest his Deposits in one or more of the Investment Funds then available for such purpose, in accordance with rules of uniform and nondiscriminatory application established by the Plan Administrator. An election under this subsection may be changed as of any Entry Date, but shall remain in effect for successive Plan Years unless changed on timely notice.

        (b) A Participant may on timely notice elect to reallocate his Savings Account among the Investment Funds as of any Entry Date. A Participant who elects to make such a reallocation shall elect to have all of his interests in his Savings Account immediately prior to the Entry Date allocated to one or more of the Investment Funds in accordance with rules of uniform and nondiscriminatory application established by the Plan Administrator.

        (c) In the event that a Participant shall fail to direct the investment of Deposits subject to his direction or fail to replace any directions which may have been suspended or revoked, then such Deposits shall be invested on the Participant's behalf in an Investment Fund consisting primarily of assets bearing a fixed or guaranteed rate of return designated by the Administrator for that purpose.

        (d) In the absence of further action by the Directors to the contrary, not more than 25% of a Participant's Savings Account (measured as of the date of the investment) may be invested in the Company Stock Fund.

        Section 4.03. Investment of Employer Contributions Accounts. Subject to the Participant's rights to diversify under Section 4.04, a Participant's Employer Matching Contributions Account and his Other Employer Contributions Account shall be invested exclusively in the Company Stock Fund. However, separate subaccounts shall be maintained for the portions of the Company Stock Fund actually invested in Company Stock from time to time and for the portion thereof that is held in short term interest bearing securities and income thereon.

        Section 4.04. ESOP Diversification Election. Each Participant who has attained age 55 and completed at least 10 years of participation under the Plan (including participation in any Prior Plan) shall be permitted to direct the Trustee, in accordance with a procedure adopted by the Administrator, as to the investment of 25% of the value of the Participant's Employer Matching Contributions Account and his Other Employer Contributions Account (to the extent not previously diversified in accordance with this Section). This diversification election shall continue for six Plan Years, beginning with the Plan Year in which the Participant attains age 55 or completes 10 years of participation, whichever shall last occur (the "qualified election period"). A Participant's election shall be in writing, shall be made within 90 days after the last day of each Plan Year during the Participant's qualified election period and shall be effective no later than 180 days after the close of the Plan Year to which the direction applies. Within 90 days after the close of the last Plan Year in the Participant's qualified election period, a qualified Participant shall be permitted to direct the investment of an amount not to exceed 50% of the value of his Employer Matching Contributions Account and his Other Employer Contributions Account (to the extent not previously diversified in accordance with this Section). The Plan shall distribute that portion of the Participant's Employer Matching Contributions Account and his Other Employer Contributions Account subject to the election within 90 days after the last day of the period during which the election can be made. In lieu of distribution, the Administrator may adopt a written procedure that is uniformly applicable to all qualified Participants and under which each qualified Participant may direct the Administrator to transfer that portion of the Participant's

Other Employer Contributions Account subject to the election to other Investment Funds under this Plan or another tax-qualified retirement plan maintained by the Company which accepts such transfers and permits Participants to direct investments within at least three investment options (exclusive of any Company Stock options). Any such transfer shall be made no later than 90 days after the last day of the period during which the Participant's election can be made. The portions of a Participant's Employer Matching Contributions Account and his Other Employer Contributions Account that are subject to the elections above shall be determined in accordance with Code Section 401(a)(28).

        Section 4.05. Valuation of Accounts. As of each Valuation Date, the Accounts of each Participant (including his Employer Matching Contributions Account and Other Employer Contributions Account, to the extent not invested in shares of Company Stock) shall be adjusted to reflect the effect of income, collected and accrued, realized and unrealized gains and losses, expenses and all other transactions during the preceding quarter with respect to the applicable Investment Funds.

        Section 4.06. Allocations to Other Employer Contributions Accounts. The Other Employer Contributions Account and Employer Matching Contributions Account maintained for each eligible Participant shall be credited annually, as of the last day of each Plan Year, with his allocable share of (i) Company Stock (including fractional shares) purchased and paid for with Employer Contributions for the Plan Year, contributed in kind to the Trust or released from the Suspense Account; (ii) forfeitures allocable to his Other Employer Contributions Account and Employer Matching Contributions Account; and (iii) dividends on Company Stock allocable to his Other Employer Contributions Account and Employer Matching Contributions Account, pending distribution pursuant to Section 4.07.

        Section 4.07. Dividends on Company Stock. (a) Cash dividends received on shares of Company Stock allocated to Participants' Accounts shall be allocated to their respective Accounts, pending distribution pursuant to subsection (b) of this Section. Cash dividends received on shares of Company Stock in the Suspense Account shall be applied as provided in Section 3.04. Stock dividends received on Company Stock shall be credited to the Account to which the Company Stock was allocated.

        (b) Notwithstanding any provision herein to the contrary, cash dividends received by the Trust on shares of Company Stock allocated to Participants' Accounts shall be paid currently in cash to such Participants. All such dividends received during a Plan Year shall be paid out annually pursuant to this Section not later than 90 days after the close of such Plan Year.


                                   ARTICLE V

                            VESTING AND FORFEITURES

        Section 5.01. Calculation of Vesting Service. Each Participant shall, subject to the Break-in-Service rules of Section 5.02, be credited with Vesting Service, calculated in years and daily fractions thereof equal to the following:

         (a) the period of time commencing with his Employment Commencement Date (whether before or after the Effective Date) and ending on the date of a Severance from Service which is immediately followed by a Break-in-Service;

                                      plus

         (b) each subsequent period of time commencing on the date on which he first performs an Hour of Service following a Break-in-Service and ending on the date of his next subsequent Severance from Service.

        Section 5.02. Effect of Breaks-in-Service. (a) The Vesting Service of a Participant who at the time he incurs a Break-in-Service has a vested right to any benefits derived from Employer Contributions hereunder shall not be subject to cancellation. In any other case, the Vesting Service of a Participant who incurs a Break-in-Service which equals or exceeds 72 consecutive months in duration shall be cancelled and disregarded for all purposes of the Plan.

        (b) Any former Participant who has incurred a Break-in-Service and is subsequently re-employed by an Employer following the cancellation of his Vesting Service under subsection (a) of this Section shall be treated for all purposes of the Plan as if he had not previously been employed by an Employer.

        (c) In the case of a Participant who is re-employed by an Employer following a Break-in-Service of less than 72 consecutive months in duration, any benefits forfeited as a result of such Break-in-Service pursuant to Section
5.05 shall be reinstated. In any other case, forfeited benefits shall not be reinstated.

        Section 5.03. Vesting in Savings Accounts. A Participant's interests in his Savings Account shall at all times be fully vested and nonforfeitable.

        Section 5.04. Vesting in Employer Contributions Accounts. (a) A Participant's interest in his Employer Matching Contributions Account and his Other Employer Contributions Account shall be fully vested and nonforfeitable upon the occurrence of any of the following events prior to his Severance from
Service:

         (i)      the Participant's Normal Retirement Date;

         (ii)     death; or

         (iii)    Disability.

In addition, a Participant's interest in the balance in his Other Employer Contributions Account derived from his participation in the Badger Meter Payroll-Based Employee Stock Ownership Plan shall at all times be fully vested and nonforfeitable.

        (b) Except as provided in subsection (a), a Participant's interest in his Employer Matching Contributions Account shall be vested and nonforfeitable to the extent determined from the following table:

                                Vested Percentage
  Years of                    of Employer Matching
Vesting Service              Contributions Account
- ---------------              ---------------------

   Less than 1                           0%
        1                               20%
        2                               40%
        3                               60%
        4                               80%
        5 or more                      100%

     (c) Except as provided in subsection (a), a Participant's interest in his Other Employer Contributions Account shall be vested and nonforfeitable to the extent determined from the following table:

                                                Vested Percentage
      Years of                                  of Other Employer
   Vesting Service                           Contributions Account
   ---------------                           ---------------------

     Less than 5                                       0%
          5 or more                                  100%

Notwithstanding the foregoing, the Other Employer Contributions Account of a Participant whose Employment Commencement Date preceded January 1, 1989 shall be vested and nonforfeitable to the extent determined from the following table:

                                                Vested Percentage
      Years of                                  of Other Employer
   Vesting Service                           Contributions Account
   ---------------                           ---------------------

     Less than 2                                        0%
          2                                            20%
          3                                            30%
          4                                            40%
          5 or more                                   100%

     Section 5.05. Forfeitures. (a) Following a Participant's Severance from Service, the balances in the Participant's Accounts which are not vested shall be maintained in the Participant's Accounts unless and until (i) the Participant incurs a Period of Severance of at least 72 consecutive months in duration, or (ii) the Participant receives distribution of the vested portion of all of his Accounts. Such portion shall continue to be invested in the Company Stock Fund. If either of the events described above occurs, such amounts shall be forfeited. The portion of the forfeiture derived from the Participant's Employer Matching Contributions Account shall be applied to reduce Employer Matching Contributions otherwise required under Section 3.02 for the Plan Year in which the forfeiture occurred. The portion of the forfeiture which is derived from Other Employer Contributions shall be allocated among the Other Employer Contributions Accounts of eligible Participants for the Plan Year in which the forfeiture occurred, as provided in
Section 3.03.

     (b) If a Participant whose Accounts have been forfeited in whole or in part returns to employment before the duration of his Period of Severance exceeds 72 consecutive months, then the amounts forfeited pursuant to this Section shall be reinstated to the Participant's Employer Matching Contributions Account and/or his Other Employer Contributions Account out of forfeitures for the Plan Year in which such re-employment occurs, or, if such forfeitures are not sufficient, out of additional Employer Contributions. Reinstated forfeitures shall be treated as if they were Employer Matching Contributions and/or Other Employer Contributions made on the day when restored. Reinstated forfeitures shall be separately accounted for within the Participant's Employer Matching Contributions or Other Employer Contributions Account, according to whichever of these Accounts gave rise to the forfeiture, and invested in the Company Stock Fund. Company Stock acquired with the proceeds of an Exempt Loan shall be forfeited only after all other assets in a Participant's Account have been forfeited.


                                   ARTICLE VI

                            DISTRIBUTION OF BENEFITS

     Section 6.01. Distribution Upon Termination of Employment. A Participant's vested and nonforfeitable interests in all of his Accounts shall be distributable to the Participant upon his Severance from Service for any reason. Distribution shall be made at the time and in the manner specified in
Section 6.04.

     Section 6.02. Death. (a) Upon a Participant's death, whether before or after Severance from Service and whether before or after commencement of payment of benefits, the vested portion of the remaining amounts in all of his Accounts shall be payable to the Participant's Beneficiary at the time and in the manner specified in Section 6.04.

     (b) A Participant may designate any person, trust and/or other entity as his Beneficiary. Any such designation shall be in writing and filed with the Administrator on the form and in the manner prescribed by the Administrator, and may be revoked or changed by the Participant at any time by a written instrument filed with the Administrator prior to his death. Notwithstanding the foregoing, in the event that the Participant has a spouse at the time of his death, such spouse shall be the Participant's Beneficiary unless (i) such spouse has consented in writing to the Participant's designation of a different Beneficiary, (ii) such consent acknowledges the effect of such election and is witnessed by a plan representative appointed by the Administrator or by a notary public, and (iii) the Participant is survived by a Beneficiary designated as such as described above. In the event the Participant is not married at the time of his death and is not survived by a properly designated Beneficiary, the Participant's estate shall be the Beneficiary.

     Section 6.03. Distribution Upon Attainment of Age 70 1/2. In the event a Participant has attained age 70 1/2, but has not retired, distribution of his Accounts shall be made in the manner specified in Section 6.04 on or before April 1 of the calendar year which next follows his attainment of such age, and any additional amounts accumulated in his Accounts after such distribution shall be distributed on or before the next succeeding April 1.

     Section 6.04. Time and Form of Distributions. (a) Time. A Participant's vested interest in his Accounts shall be distributed to him as soon as practicable following the end of the Plan Year in which his Severance from Service occurs. Any amounts credited to his Accounts after such distribution shall, to the extent vested, be distributed as soon as practicable after the Valuation Date which next follows the date on which such amounts are credited to his Accounts. Notwithstanding the foregoing, if the value of the Participant's vested interests exceeds $3,500, distribution shall be made at the time prescribed above only if the Participant consents thereto. If the Participant fails to consent within a reasonable time, he shall be deemed to have elected to defer distribution of his Accounts, and distribution shall be made as of any subsequent Valuation Date elected by the Participant upon timely notice, but not later than April 1 of the Plan Year following the Plan Year in which the Participant attains age 70 1/2; provided that distribution shall in all events be completed not later than five years after the date of the Participant's death. In the event that distribution is deferred as provided in the preceding sentence, the Participant's Savings Account shall be transferred, as of the last day of the Plan Year in which the Participant's Severance from Service occurred, to an Investment Fund investing primarily in fixed income securities designated by the Investment Committee for that purpose, and shall continue to share in the earnings, gains and losses of such Fund until distribution has been completed. In any event, distribution shall commence not later than 60 days after the latest of the close of the Plan Year in which (i) the Participant attains age 65, or (ii) the Participant actually retires, unless the Participant elects to defer the distribution.

     (b) Form. Except in the case of a Participant who has attained his Normal Retirement Date, all Distributions hereunder shall be made in the form of a single lump sum payment of the Participant's entire vested interested in his Accounts. A Participant who has attained his Normal Retirement Date may elect to receive distribution either in a single lump sum payment or in the form of annual installment payments over a period not exceeding sixteen (16) years, in which case the amount of each annual installment shall be determined by multiplying the balance in the Participant's Accounts at the end of the preceding Plan Year by a fraction, the numerator of which is one and the denominator of which is the period of years initially elected minus the number of previous annual installment payments. A Participant who has elected to receive distribution in the form of installment payments may at any time elect to accelerate the remaining installments and receive a single lump sum payment of the balances then remaining in his Accounts.

     Distribution of the Participant's Savings Account shall be made in the form of cash. Distribution of the Participant's Employer Matching Contributions Account and his Other Employer Contributions Account shall be made either in cash or in whole shares of Company Stock or a combination thereof, as determined by the Administrator; provided that, if the Administrator elects to distribute any portion of such Accounts in cash, the Participant shall be given the opportunity to elect, within a reasonable time, to receive distribution out of such portion in the form of full shares of Company Stock and cash equivalent to the value of any fractional shares allocated to such Accounts. Any shares of Company Stock in a Participant's Account to be paid in cash will be valued at the closing composite quotation price of Company Stock as of the trading date next preceding the date of distribution.

     (c) Notwithstanding the foregoing, in the event that at the time any distribution becomes due hereunder, the Company's Articles of Incorporation or bylaws restrict the ownership of substantially all outstanding Company securities to employees or to a trust described in Section 401(a) of the Code, Participants shall not be entitled to exercise the election described in subsection (b) of this Section to receive distribution in the form of Company Stock.

     Section 6.05. Special ESOP Distribution Rules. (a) Date of Distribution. Notwithstanding anything to the contrary in Section 6.04, Company Stock acquired after December 31, 1986 with the proceeds of an Exempt Loan shall be distributed in accordance with the following requirements:

     (i) if the distribution is due to the Participant's retirement on or after his Normal Retirement Date, Disability or death, and unless the Participant elects otherwise, distribution must commence within one year after the last day of the Plan Year next following such retirement or death, except as provided in (iii) below;

     (ii) if the distribution is for any reason other than the Participant's retirement on or after his Normal Retirement Date, Disability or death, and unless the Participant elects otherwise, distribution must commence by the end of the fifth Plan Year after the last day of the Plan Year next following the Participant's Severance from Service, except as provided in (iii) below; provided, that this paragraph (ii) shall not apply if the Participant is re-employed by an Employer prior to end of such fifth Plan Year; and

     (iii) subject to the provisions of Section 6.04(b), distribution of such Company Stock may, notwithstanding (i) and (ii) above, be postponed until the Exempt Loan has been fully repaid.

     (b) Except as provided in subsection (a) above, distributions of Company Stock acquired with the proceeds of an Exempt Loan shall be made at the time and in the manner specified in Section 6.04.

     Section 6.06. Direct Rollovers. This Section deals with Employees' and Beneficiaries' rights to distribution in the form of a direct rollover.

     (a) This Section applies to distributions made on or after January 1, 1993. Notwithstanding any provision of the Plan to the contrary that would otherwise limit a distributee's election under this Plan, a distributee may elect, at the time and in the manner prescribed by the Committee, to have any portion of an eligible rollover distribution paid directly to an eligible retirement plan specified by the distributee in a direct rollover.

     (b) Definitions. For purposes of this Section, the following definitions apply:

          (1) Eligible rollover distribution: An eligible rollover distribution is any distribution of all or any portion of the balance to the credit of the distributee, except that an eligible rollover distribution does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the distributee or the joint lives (or joint life expectancies) of the distributee and the distributee's designated beneficiary, or for a specified period of ten years or more; any distribution to the extent such distribution is required under section 401(a)(9) of the Code; and the portion of any distribution that is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities).

          (2) Eligible retirement plan: An eligible retirement plan is an individual retirement account described in section 408(a) of the Code, an individual retirement annuity described in section 408(b) of the Code, an annuity plan described in section 403(a) of the Code, or a qualified trust described in section 401(a) of the Code, that accepts the distributee's eligible rollover distribution. However, in the case of an eligible rollover distribution to the surviving spouse, an eligible retirement plan is an individual retirement account or individual retirement annuity.

          (3) Distributee: A distributee includes an Employee or former Employee. In addition, the Employee's or former Employee's surviving spouse and the Employee's or former Employee's spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in section 414(p) of the Code, are distributees with regard to the interest of the spouse or former spouse.

          (4) Direct rollover: A direct rollover is a payment by the Plan to the eligible retirement plan specified by the distributee.


                                  ARTICLE VII

                             WITHDRAWAL AND LOANS

     Section 7.01. Hardship Withdrawals. (a) Prior to his Severance from Service, on a showing by the Participant of an immediate and heavy financial need that cannot be met from other resources that are reasonably available to the Participant, a Participant shall be permitted, on timely notice, to make a withdrawal of an amount not exceeding the lesser of (i) the amount needed to satisfy such need, or (ii) 100% of all balances in the Participant's Savings Account, less any earnings credited to his Savings Account after January 1, 1989.

     (b) For purposes of this Section, "an immediate and heavy financial need" shall be deemed to exist if the distribution is on account of:

          (i) Medical expense incurred by the Participant, the Participant's spouse, or any dependent of the Participant;

          (ii)  Purchase of the principal residence of the Participant;

          (iii) Payment of tuition for the next semester or quarter of post-secondary education for the Participant, his or her spouse, children or dependents;

          (iv) The need to prevent the eviction of the Participant from his principal residence or foreclosure on the mortgage on the Participant's principal residence; or

          (v) Other events provided for in rulings, notices or other documents published by the Commissioner of Internal Revenue under Code
                Section 401(k).

     (c) A withdrawal under this Section shall be permitted only if the Participant has first exercised all of his rights to borrow or make a withdrawal under this Plan or any other Employer plan. In addition, (i) the Deposits of any Participant who makes a withdrawal under this Section shall be automatically suspended for a period of 12 months following such withdrawal, and (ii) the amount which such a Participant may contribute as Deposits for the Plan Year following such withdrawal shall not exceed the amount described in the next to last sentence of Section 3.01(a) hereof, reduced by the amount of such Participant's actual Deposits for the Plan Year in which the withdrawal occurred.

     (d) Distributions pursuant to this Section shall be made as soon as administratively feasible after the withdrawal is approved.

     Section 7.02. Loans to Participants. (a) Upon written application, any Participant may elect to borrow from his Savings Account and/or the vested portions of his Employer Matching Contributions Account and his Other Employer Contributions Account. The amount of any loan hereunder shall not be less than $1,000, nor more than $50,000 reduced by the highest aggregate balance of loans outstanding during the 12-month period ending on the date the loan is made.
The aggregate principal amount of all loans outstanding on the date a loan is made shall not exceed the amount or portion of the Participant's total vested Account balances determined from the following table:

     Amount of Total Vested
        Account Balances                    Maximum Loan
     ----------------------                 ------------
       At least $2,000 but              50% of such balances
       less than $100,000

        $100,000 or more                       $50,000

     (b) All loans shall be considered investments of the borrowing Participant's Account, and, in accordance with Department of Labor Regulation
Section 2550.408b-1, interest shall be charged thereon at a rate that is commensurate with interest rates charged on similar commercial loans, as determined by the Administrator from time to time. Every loan applicant shall receive a clear statement of the charges involved in each loan transaction. This statement shall include the dollar amount and annual interest rate of the finance charge. Any such loan or loans shall be repaid by the Participant by means of payroll deduction. No loan shall be for a period of more than five years. Except in the case of a Participant who is a "party in interest" with respect to the Plan (within the meaning of ERISA Section 3(14)), a Participant must be actively employed on the date a loan is made.

     (c) Amounts loaned to a Participant pursuant to this Section shall not share in allocations of investment fund earnings under Section 4.05, but shall be treated as a segregated account for the sole benefit of the Participant, which account shall serve as security for the loan repayment. In the event that the Participant does not repay the loan in accordance with the terms and conditions thereof, or fails to cure any default within a reasonable time after receiving notice thereof, the Administrator may direct that the Participant's segregated loan account shall be charged for the total amount of the loan or any part thereof (including accrued interest) with such amount being treated as a distribution of that portion of the Participant's Accounts; provided that such direction shall not occur at a time or in a manner when such a distribution would violate applicable provisions of the Code or ERISA.

     (d) Amounts borrowed pursuant to this Section shall be drawn from the Participant's vested Account balances in the following order of priority:
Savings Account, Employer Matching Contributions Account and Other Employer Contributions Account. Principal payments shall be restored to the various Accounts from which the loan was drawn in the following order of priority:
Other Employer Contributions Account, Employer Matching Contributions Account and Savings Account. Notwithstanding Sections 7.01 and 7.03 hereof, a Participant shall not be entitled to make any withdrawal hereunder to the extent such withdrawal requires distribution of Savings Account balances then outstanding in the form of loans. However, following a Participant's Severance from Service, the notes evidencing outstanding loans may be distributed to the Participant or his Beneficiary in full satisfaction of any remaining indebtedness to the Plan.

     (e) The Administrator may impose such rules, requirements or restrictions relating to loans under this Section as it shall determine to be necessary or appropriate, including, without limitation, requirements as to the execution of loan documents and/or payroll deduction authorizations, and the assessment of application and processing fees against the borrower's Accounts. The loan program provided for in this Section shall be administered by the Administrator in accordance with Section 408(b)(1) of ERISA.

     Section 7.03. Withdrawal from Savings Accounts After Age 59 1/2. Once during employment with the Employers, a Participant who has attained the age of 59 1/2, may elect on timely notice to withdraw any part of all of the balances credited to his Savings Account. Distribution pursuant to this Section shall occur as soon as administratively feasible after the Valuation Date which next follows the date on which such election is made.


                                  ARTICLE VIII

                              PLAN ADMINISTRATION

     Section 8.01. Administrator. There shall be a committee consisting of not less than three persons appointed by and serving at the pleasure of the Board which shall act as the Administrator hereunder. Members of the committee may, but need not, be officers, employees or directors of an Employer. The committee shall be the "administrator" of the Plan for all purposes of ERISA, and to the extent such responsibility is not specifically allocated otherwise hereunder, shall have the exclusive responsibility for the administration and operation of the Plan and shall have the power to take any action necessary or appropriate to carry out such responsibilities. The duties and authority of the Administrator shall include, but not be limited to, the following:

     (i)      to prescribe and require the use of appropriate forms;

     (ii) to formulate and issue rules and regulations, including without limitation rules relating to the timely notice required for various elections by Participants hereunder;

     (iii) to prepare and file reports, notices and any other documents relating to the Plan which may be required by law;

     (iv) to construe, interpret and apply the provisions of the Plans, including, without limitation, the power to determine who is eligible to participate and the amount of each Participant's Vesting Service;

     (v)      to make appropriate determinations or calculations;

     (vi)     to authorize and direct benefit payments;

     (vii) to establish procedures for the establishment and maintenance of Participants' Accounts as provided herein;

     (viii) to authorize and direct the Trustee to enter into an Acquisition Loan arrangement under such terms and conditions as the Administrator shall determine; and

     (ix) to authorize and direct the Trustee to acquire, hold and dispose of Company Stock, in writing, and to designate the price in the case of a purchase, sale or exchange.

All findings of fact, determinations, constructions, interpretations and decisions of the Administrator shall be conclusive and binding on all parties, unless arbitrary and capricious.

     Section 8.02. Organization and Procedure. The Administrator shall have a chairman, a secretary, and such other officers as may be deemed appropriate. Action on any matter shall be taken on the vote of at least a majority of all members of the Administrator at any meeting or upon unanimous written consent of all members without a meeting. Minutes of meetings shall be kept and all major actions of the Administrator shall be recorded in such minutes or other appropriate written form. The Administrator may adopt such bylaws, procedures and operating rules as they may deem appropriate.

     Section 8.03. Delegation of Authority and Responsibility. (a) The Administrator may delegate to any one or more of its members the authority to execute documents on behalf of the Administrator and to represent the Administrator in any matters or dealings involving the Administrator. Any such delegation of authority shall be set forth in writing.

     (b) The Administrator may delegate certain of its powers to a person employed by an Employer under such terms and conditions as may be specified by the Administrator. Any such delegation of powers shall be set forth in writing.

     (c) Employees of an Employer who are not members of the Administrator or persons to whom powers are delegated under (b) above, may perform such duties and functions relating to the Plan as the Administrator shall direct and supervise. It is expressly provided, however, that the Administrator shall retain full and exclusive authority and responsibility for and respecting any such activities by other employees, and nothing contained in this subsection 8.03(c) shall be construed to confer upon any such employee any discretionary authority or control respecting the administration or operation of the Plan.

     Section 8.04. Use of Professional Services. The Administrator may obtain the services of such attorneys, actuaries, accountants or other persons they deem appropriate, any of whom may be the same persons who are providing services to an Employer. In any case in which the Administrator utilizes such services, it shall retain exclusive discretionary authority and control respecting the administration and operation of the Plan.

     Section 8.05. Fees and Expenses. Committee members who are employees of an Employer shall serve without compensation but shall be reimbursed for all reasonable expenses incurred in their capacity as committee members. No employee members of the Administrator or persons performing services pursuant to Section 8.03 shall receive greater than reasonable compensation for their services and expenses. All compensation for such services and expenses shall be paid entirely by the Company.

     Section 8.06. Claims Procedure. (a) Any Participant or Beneficiary under this Plan who believes he is entitled to benefits under the Plan in an amount greater than he is receiving may file, or have his duly authorized representative file, a claim with the Administrator under this Section. Any such claim shall be filed in writing stating the nature of the claim, the facts supporting the claim, the amount claimed and the name and address of the claimant. The Administrator shall designate one or more persons (who may or may not be members of the Administrator) to consider the claim and answer it in writing stating whether the claim is granted or denied. If the claim is denied in whole or in part, the claimant shall be furnished with a written notice of such denial containing (i) the specific reasons for the denial, (ii) a specific reference to the Plan provisions on which the denial is based, (iii) a description of any additional material or information which it is necessary for the claimant to submit and an explanation of why such material or information is necessary, and (iv) an explanation of the Plan's appeal procedure.

     (b) If a claimant wishes to appeal the denial of his claim, the claimant or his duly authorized representative shall file a written notice of appeal with the Administrator. In order that the Administrator may expeditiously decide such appeal, the written notice of appeal should contain (i) a statement of the ground(s) for the appeal, (ii) a specific reference to the Plan provisions on which the appeal is based, (iii) a statement of the arguments and authority (if any) supporting each ground for appeal, and (iv) any other pertinent documents or comments which the appellant desires to submit in support of his appeal. The Administrator shall decide the appellant's appeal within 60 days of its receipt of the appeal. The Administrator's written decision shall contain the reasons for the decision and reference to the Plan provisions on which the decision is based. A copy of the Committee's decision shall be mailed promptly to the claimant.

     Section 8.07. Agent for Service of Process. The Vice President - Finance of the Company is hereby designated as the agent for service of process with respect to all matters pertaining to the Plan.

     Section 8.08. Communications. All requests, claims, appeals, elections and other communications to the Administrator shall be in writing and shall be made by transmitting the same via the U. S. Mail, certified, return receipt requested, addressed as follows:

              Badger Meter, Inc.
              4545 West Brown Deer Road
              Milwaukee, Wisconsin  53223

              Attn: Administrator,
                    Badger Meter Employee Savings
                    and Stock Ownership Plan


                                   ARTICLE IX

                             TRUSTEE AND TRUST FUND

     Section 9.01. Trustee Removal and/or Resignation and Successors. The Trustee may be removed by the Board at any time, with or without cause, upon 30 days' written notice. The Trustee may resign at any time upon 30 days' written notice to the Company and to the Administrator. Upon such removal or resignation of the Trustee, the Board shall appoint or designate a successor trustee or trustees, and the Trustee shall assign and transfer and pay over to such successor trustee or trustees, the Company Stock, monies, and other property then constituting the Trust Fund. The successor trustee or trustees shall be such person or persons, trust company, bank, or other appropriate financial institution appointed as such from time to time by the Board and serving at the pleasure of the Board.

     Section 9.02. Investment Funds. The Trust Fund shall consist of the Company Stock Fund and such other Investment Funds as shall be established and maintained hereunder at the direction of the Investment Committee. The Investment Committee shall establish two or more Investment Funds and shall advise the Trustee in writing of the types of investments to be made by such Investment Fund. At least one of such Investment Funds shall be invested primarily in insurance contracts or other securities having a fixed principal amount and a fixed or guaranteed minimum rate of return. The Investment Committee may direct that any such Investment Fund will be invested in one or more insurance contracts or regulated investment companies selected by the Investment Committee or may appoint one or more Investment Managers to direct the investment of any Investment Fund.

     Section 9.03. Investment of the Trust Fund. (a) Subject to Participants' elections under Section 4.02, the Trust Fund, including all of the Investment Funds shall be invested and reinvested without distinction between principal and income in any property, real, personal or mixed or share or part thereof, or part interest therein, including but not limited to common stocks, preferred stocks, bonds, notes, debentures, mortgages, equipment trust certificates, investment trust certificates, mutual funds, common trust funds, and any form of insurance contract. To the extent and for the time that any assets of the Trust Fund are invested in a common, pooled or collective fund maintained by a bank or other financial institution (which may include any such fund established or maintained by the Trustee or an Investment Manager), any instrument governing such fund shall be deemed to be incorporated in and made a part of this Agreement as fully and to all intents and purposes as if set forth herein at length. The Trustee may hold all or any part of the Trust Fund in cash, and shall not be liable for interest on monies so held. Except as required by ERISA, such investments and reinvestments shall not be restricted to those of the character authorized for fiduciaries under any present or future laws or administrative regulations or pursuant to any rule of court, nor shall any investments be limited in amount or type in relation to the amount or type of investments of the Trust Fund as a whole.

     (b)  Subject to the directions of the Investment Committee as provided in
Section 9.02, any investments or reinvestments shall be made by the Trustee in its sole discretion. For the time, in the manner, and to the extent that control has been asserted by the Investment Committee as so provided, the Trustee shall be charged with responsibility only to execute with reasonable diligence and care the directions of the Investment Committee or Investment Manager appointed by such Committee. In the event that an Investment Manager shall have been appointed to direct the investments of any portion of the Trust Fund, custody of all or a part of such portion may, at such Investment Manager's direction, be transferred to a bank, trust company or insurance company (which may be the Investment Manager or an affiliate thereof) in its capacity as trustee of a common or collective trust fund, in which case such bank or trust company shall have the sole responsibility for the custody and safekeeping of such portion of the Trust Fund.

     (c) The Administrator may direct the Trustee to incur an Exempt Loan from time to time to finance the acquisition of Company Stock for the Trust or to repay a prior Exempt Loan. An installment obligation incurred in connection with the purchase of Company Stock shall constitute an Exempt Loan. An Exempt Loan shall be for a specific term, shall bear a reasonable rate of interest and shall not be payable on demand except in the event of default. An Exempt Loan may be secured by a collateral pledge of the Company Stock acquired with the proceeds of the Exempt Loan. No other assets of the Trust Fund may be pledged as collateral for an Exempt Loan, and no lender shall have recourse against the Trust Fund other than the Company Stock acquired with the proceeds of the Exempt Loan remaining in the Suspense Account from time to time. Any pledge of Company Stock shall provide for the release of shares so pledged on a pro-rata basis (as provided in Section 3.04) as principal or principal and interest on the Exempt Loan is paid, and such Company Stock shall be allocated to Participants' Accounts.

     (d) It is intended that substantially all Employer Contributions and the earnings thereon will be invested in the Company Stock Fund.

     Section 9.04. Trustee's General Powers. In addition to any powers or authority otherwise granted to the Trustee under this Agreement, the Trustee is authorized and empowered:

     (a) to act as custodian of the Company Stock and all other assets in the Trust Fund;

     (b) to sell, exchange, convey, transfer or dispose of, or to grant options with respect to, any asset in the Trust Fund, other than Company Stock, and to apply the proceeds of any such transaction in any manner consistent with the purposes of the Trust Fund;

     (c) to make, execute, acknowledge and deliver any and all assignments, documents of transfer or conveyance and any and all other instruments or documents that may be necessary or appropriate to carry out the powers herein granted;

     (d) to cause any asset in the Trust Fund to be registered in, or transferred to, its name as Trustee or the name of its nominee or nominees or to retain same unregistered or in form permitting transferability by delivery, but the books and records of the Trustee shall at all times show that all such assets are part of the Trust Fund;

     (e) to exercise any option, right or privilege appurtenant to or respecting any asset of the Trust Fund or any contract with an insurance company, including the right to vote in person or by proxy as to any security in the Trust Fund, except that Company Stock shall be voted only in accordance with Section 11.11;

     (f) to employ such legal, accounting and other assistants as it may deem necessary for administering the Trust Fund, which assistants may be those consulted by the Company, the Administrator and/or the Plan;

     (g) to enforce, compromise or settle, or abstain from same, in its discretion, any right, obligation or claim, whether asserted by or against the Trustee, and in general to protect in any way the interests of the Trust Fund;

     (h) to do all other acts which the Trustee may deem necessary or proper and to exercise any and all powers of the Trustee upon such terms and conditions as it deems to be for the best interests of the Trust Fund.

     Section 9.05. Payments from the Trust Fund. The Trustee shall make payments from the Trust Fund to such persons, and in such manner and amounts as may be specified in written directions to the Trustee from the Administrator. Should any such payment be unclaimed, the Trustee shall notify the Administrator thereof, and shall dispose of same in accordance with the Administrator's further directions.

     Section 9.06. General Duties. In addition to any duty or responsibility otherwise imposed on the Trustee by law or this Agreement, the Trustee shall:

     (a) Furnish such information with respect to the Trust Fund, including valuation thereof, as the Administrator may reasonably request.

     (b) Maintain accurate and detailed accounts of all investments, receipts, disbursements and all other transactions affecting all or any portion of the Trust Fund. All accounts, books and records relating to such transactions shall be open to inspection and audit at any time during business hours by any person designated by the Company or the Administrator.

     (c) Within 60 days following the last day of each Plan Year, or following the close of such other annual period as may be agreed upon between the Trustee and the Company, and within 60 days after the removal or resignation of the Trustee, the Trustee shall file with the Company a written report setting forth all investments, receipts and disbursements, and other transactions effected by it during such period or to the date of such removal or resignation, as the case may be, including a description of all securities and investments purchased and sold with the cost or net proceeds of such purchases or sales, and showing all cash, securities and other property held at the end of such period.

     (d) Vote shares of Company Stock held in the Trust Fund in accordance with Section 11.11.

     (e) Tender shares of Company Stock pursuant to a tender offer for such shares in accordance with the directions of Participants pursuant to Section 11.12.

     Section 9.07. Contributions to the Plan. The Trustee shall have no duty or authority to inquire into the accuracy or sufficiency of any contribution, or its source, or to take any action to compel the Company to contribute to the trust.

     Section 9.08. Reliance on Written Communications. The Trustee shall be fully protected in relying upon any written notice, certification or other document or writing received from the Administrator and believed by it to be genuine and shall be under no duty to make any investigation or inquiry as to statements contained in any such notice, certification or other document or writing, and may accept the same as conclusive.

     Section 9.09. Trustee Fees and Expenses. The Trustee shall be entitled to reimbursement of expenses properly incurred in the performance of its duties hereunder and such reasonable compensation as shall be mutually agreed upon with the Company. Such compensation and expenses shall be paid from the Trust Fund unless the Company elects to pay them.

     Section 9.10. Payment of Taxes. The Trustee shall pay from the Trust Fund all taxes of any and all kinds what-soever that may be levied or assessed under existing or future laws upon, or in respect of, the Trust Fund or its income.

     Section 9.11. Trustee Litigation and Indemnification. (a) The Trustee shall have the power to commence or defend suits or legal or administrative proceedings and, with the consent of the Administrator, to settle, compromise or submit to arbitration, any claims, debts or damages due or owing to or from the Trust Fund; provided, however, that the Trustee shall not be required to institute suit or maintain any litigation unless the Trust Fund holds sufficient funds for this purpose or unless it has been indemnified to its satisfaction for its counsel fees, costs, disbursements and all other expenses and liabilities to which it may be subjected by such suit; provided, further, that the Trustee may utilize the proceeds of any contract to meet expenses incurred in enforcing payment of such contract.

     (b) The Company agrees, directly from its own assets, to indemnify and hold harmless the Trustee against all claims, liabilities, damages, expenses (including reasonable counsel fees) or other charges incurred by or asserted against the Trustee as a direct or indirect result of acting or refraining from acting pursuant to any directions pursuant to the terms of the Plan, or refraining from acting in the absence of any required directions, from the Company, the Administrator, the Investment Committee, any Investment Manager, or any person or committee authorized to act on behalf thereof. As a condition of eligibility for such indemnification, however, the Trustee shall provide prompt written notice of such claim to the Company and the Administrator and consult with each regarding any response to such claim. Prompt written notice means notice within 30 days of the date the Trustee has knowledge. Any expense incurred by the Trustee before such notice is given shall not be reimbursed.

     Section 9.12. Limitation of Liability. Except for such liability as is imposed by ERISA, neither the Trustee, the Employers nor the Administrator shall be liable for the making, retention or sale of any investments, nor for any loss to or diminution of the Trust Fund, unless due to its own negligence, misconduct or lack of good faith.


                                   ARTICLE X

                           AMENDMENT AND TERMINATION

     Section 10.01. Amendment and Termination. While it is intended that the Plan shall continue in effect indefinitely, the Board may from time to time modify, alter or amend the Plan or the Trust. The Board may at any time order the temporary suspension or complete discontinuance of Employer Contributions or may terminate the Plan, provided, however, that

     (i) No such action shall make it possible for any part of the Trust assets (except such part as is used for the payment of expenses) to be used for or diverted to any purpose other than for the exclusive benefit of Participants or their Beneficiaries and the defraying of the reasonable expenses of administering and winding up the Plan,

     (ii) No such action shall adversely affect the rights or interests of Participants theretofore vested under the Plan,

     (iii) In the event of termination of the Plan or complete discontinuance of Employer Contributions hereunder, all rights and interests of Participants not theretofore vested shall become vested as of the date of such termination or complete discontinuance. In the event of a partial termination of the Plan, the rights and interests of the Participants affected thereby shall become vested as of the date of such partial termination.

However, nothing herein shall be construed to prevent any modification, alteration or amendment of the Plan or of the Trust which is required in order to comply with the provision of any law or regulation relating to the establishment or maintenance of this Plan and Trust, including but not limited to the establishment and maintenance of the Plan or Trust as a qualified employee plan or trust under the Code, even though such modification, alteration, or amendment if made retroactively, adversely affects the rights or interests of a Participant under the Plan.


                                   ARTICLE XI

                                 MISCELLANEOUS

     Section 11.01. Plan is Voluntary. Although it is intended that the Plan and contributions hereunder shall be continued, the Plan is entirely voluntary on the part of the Company and its continuance and payment of contributions hereunder are not assumed as contractual obligations of the Company, and the Company does not guarantee or promise to pay or to cause to be paid any of the benefits provided by the Plan. The Company specifically reserves the right, in its sole discretion, to modify, reduce, suspend, in whole or in part, at any time or from time to time and for any period or periods of time, or to discontinue at any time, contributions under the Plan.

     Section 11.02. Non-Guarantee of Employment. Nothing contained in this Plan shall be construed as a contract of employment between an Employer and a Participant, to be consideration or inducement for the employment of any Participant or Employee, to create a right of any Participant to be continued in the employment of his Employer, or as a limitation of the right of an Employer to discharge any Participant with or without cause.

     Section 11.03. Rights to Trust Assets. (a) No Participant or any other person shall have any right to, or interest in, any part of the Trust Fund upon termination of his employment or otherwise, except as provided from time to time under this Plan, and then only to the extent of the amounts due and payable to such person out of the assets of the Trust Fund. All payments as provided for in this Plan shall be made solely out of the assets of the Trust Fund and neither the Employers, the Trustee, nor any member of the Administrator shall be liable therefor in any manner.

     (b) In the event that the Internal Revenue Service denies a deduction for any Employer Contribution hereto, or if the Administrator determines that a contribution has been made as the result of a good faith mistake of fact, then the Administrator may direct that any non-deductible Employer Contribution or any other contribution made as the result of a mistake of fact shall be refunded to the Company or Participant in accordance with applicable provisions of ERISA.

     Section 11.04. Non-Alienation. Except as may be otherwise provided herein, no right or interest of any Participant or Beneficiary in the Plan and the Trust Fund shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, attachment, garnishment, execution, levy, bankruptcy, or any other disposition of any kind, either voluntary or involuntary, prior to actual receipt of payment by the person entitled to such right or interest under the provisions hereof, and any such disposition or attempted disposition shall be void. Notwithstanding the foregoing, the Trustee shall recognize a qualified domestic relations order with respect to child support, alimony payments or marital property rights if the Administrator determines that such order meets the applicable requirements of Code Section 414(p). If any such order so directs, a lump sum distribution of benefits to an "alternate payee" may be made at a time when such distribution could not be made to the Participant hereunder. The Administrator shall establish written procedures concerning notification of interested parties and the determination of the validity of such orders.

     Section 11.05. Indemnification. The Company shall indemnify each member of the Administrator and the Board and hold each of them harmless from the consequences of his acts or conduct in his official capacity, if he acted in good faith and in a manner he reasonably believed to be solely in the best interests of the Participants and their beneficiaries, and with respect to any criminal action or proceeding had no reasonable cause to believe his conduct was unlawful. Such indemnification shall cover any and all attorneys' fees and expenses, judgments, fines and amounts paid in settlement, but only to the extent that such amounts are not paid to such person(s) under the Company's fiduciary insurance policy, if any, and to the extent that such amounts are actually and reasonably incurred by such person(s).

     Section 11.06. Facility of Payment. If the Administrator shall determine that a Participant entitled to a distribution hereunder, or his Beneficiary, is incapable of caring for his own affairs, because of illness or otherwise, it may direct that any distribution from such Participant's account may be made, in such shares as it shall determine, to the spouse, child, parent or other blood relative of such Participant, or his Beneficiary, or any of them, or to such other person or persons as the Administrator may determine, until such date as it shall determine that such incapacity no longer exists. The Administrator shall be under no obligation to see to the proper application of the distributions so made to such person or persons and any such distribution shall be a complete discharge of any liability under the Plan to such Participant, or his Beneficiary, to the extent of such distribution.

     Section 11.07. Board Action. Any action which is required or permitted to be taken by the Board under the Plan may be taken by the Executive Committee of the Board or any other authorized committee of the Board.

     Section 11.08. Mergers, Consolidations and Transfer of Plan Assets. In the case of any merger or consolidation with, or transfer of assets or liabilities to or from any other plan, each Participant in the Plan must be entitled (if the Plan then terminates) to receive a benefit immediately after the merger, consolidation, or transfer which is equal to or greater than the benefit he would have been entitled to receive immediately before the merger, consolidation, or transfer (if the Plan had then terminated).

     Section 11.09. Fiduciaries. Any person may serve in more than one fiduciary capacity with respect to the Plan. Any fiduciary hereunder, as an individual, may employ such legal, actuarial, accounting or other assistant, he may deem necessary to fulfill his obligations hereunder, which assistants may be those consulted by any Employer, the Trustee, the Plan or other fiduciaries.

     Section 11.10. Unclaimed Benefits. In the event that any person who is entitled to benefits hereunder cannot be located despite reasonable and diligent efforts to do so, then such person's benefits shall be automatically forfeited as of the last day of the Plan Year next following the year in which such benefits became payable and shall be applied as provided in Section 5.05; provided, however, in the event that such person subsequently makes a claim for such forfeited benefits, they shall be reinstated.

     Section 11.11. Voting Rights to Company Stock. Voting rights with respect to Company Stock held by the Trustee for Participants and Beneficiaries as to which the Trustee receives written instructions from such Participants and Beneficiaries shall (a) be voted by the Trustee as directed by the Participants and Beneficiaries, or (b) not be voted if so directed by any Participant or Beneficiary. At the time of the mailing to stockholders of the notice of any stockholders' meeting of the Company, the Company, in conjunction with the Trustee, shall use its reasonable best efforts to cause to be delivered to each Participant and Beneficiary such notices and informational statements as are furnished to the Company's stockholders in respect of the exercise of voting rights, together with forms by which the Participant or Beneficiary may confidentially instruct the Trustee, or revoke such instruction, with respect to the voting of shares of Company Stock allocated to his Accounts. Upon timely receipt of directions, the Trustee shall vote or not vote the Company Stock allocated to a Participant's or Beneficiary's Account on each matter as directed by the Participant or Beneficiary. The Trustee shall vote or not vote all Company Stock that is not allocated to a Participant's or Beneficiary's Account (e.g., shares held in the Suspense Account) and all Company Stock allocated to a Participant's or Beneficiary's Account which is not voted by the Participant or Beneficiary because the Participant or Beneficiary has not directed (or not timely directed) the Trustee as to the manner in which such Company Stock is to be voted, as directed by the Administrator; provided that, if the Administrator fails to give the Trustee any instructions, the Trustee shall vote or not vote such shares of Company Stock in the same proportion as those shares of Company Stock for which the Trustee has received instructions from Participants and Beneficiaries, unless the Trustee determines that such action would clearly not be in the best interests of Participants and Beneficiaries. Notwithstanding the preceding sentence, shares of Company Stock derived from contributions to the Badger Meter Payroll Based Employee Stock Ownership Plan and with respect to which the Trustee does not receive timely instructions from the Participant or Beneficiary shall not be voted. All such voting rights instructions and directions received by the Trustee from a Participant shall be held in confidence by the Trustee and shall not be divulged or released to any person, including directors, officers and employees of the Company.

     Section 11.12. Tender Offers for Company Stock. Notwithstanding any provisions of the Plan or this Agreement, if there is a tender offer for, or a request or invitation for tenders of, shares of Company Stock held by the Trustee for Participants or Beneficiaries, the Committee (a) shall furnish to the Trustee, who shall then furnish to each Participant or Beneficiary, prompt notice of any such tender offer for, or request or invitation for tenders of, such shares of Company Stock and (b) the Trustee shall request from each Participant or Beneficiary instructions as to the tendering of such shares of Company Stock allocated to the Participant's or Beneficiary's Accounts. The Trustee shall tender only such shares of Company Stock for which the Trustee has received (within the time specified in the notification) tender instructions. With respect to shares of Company Stock which are held in the Suspense Account or otherwise not allocated to a Participant's or Beneficiary's Account, the Trustee shall tender such shares of Company Stock in the same proportion as the number of such shares of Company Stock for which instructions to tender are received bears to the total number of such shares of Company Stock for which instructions from Participants or Beneficiaries could have been received. The Trustee shall not tender all other shares of the Company Stock. All such tender instructions received by the Trustee from a Participant or Beneficiary shall be held in confidence by the Trustee and shall not be divulged or released to any person, including directors, officers and employees of the Company.

     Section 11.13. Retroactive Effective Dates. The Plan set forth herein is a continuation of the Prior Plans effective as of January 1, 1991. The Prior Plans were intended to satisfy the requirements for qualification under Code
Section 401(a), including certain changes in such requirements resulting from the Tax Reform Act of 1986, the Revenue Reconciliation Act of 1987, the Technical and Miscellaneous Revenue Act of 1987, the Technical and Miscellaneous Revenue Act of 1989 and certain other regulatory changes under the Code and ERISA, some of which changes require amendments to the Prior Plans, effective as of various dates in 1987, 1988 and 1989. Accordingly, the following provisions of this Plan shall be treated as if included in the Prior Plans, to the extent applicable to the Prior Plan, as of the dates indicated.

     (a) The following provisions shall apply retroactively from and after January 1, 1987:

          (i)       Leased employees in Section 2.03;

          (ii)      Annual addition limitations in Section 3.05;

          (iii)     Loans in Section 7.02;

          (iv)      Top-heavy rules in Article XII.

     (b) The following provisions shall apply retroactively from and after January 1, 1989:

          (i)       The $200,000 limit on considered compensation in Section
                    1.01(j);

          (ii)      The age 70 1/2 distribution requirement in Section 6.04;

          (iii) Limitations on Deposits and Employer Matching Contributions pursuant to Sections 3.01 and 3.02, respectively;

          (iv)      Vesting and forfeiture rules under Sections 5.04 and 5.05;

          (v)       Hardship withdrawal rules under Section 7.01; and

          (vi)      Special employee stock ownership plan rules in Sections
                    4.04 and 6.05.


                                  ARTICLE XII

                           TOP-HEAVY PLAN PROVISIONS

     Section 12.01. Effect of Top-Heavy Status. The Plan shall be a "Top-Heavy Plan" for any Plan Year commencing after December 31, 1983, if either of the following conditions applies:

     (i) The Top-Heavy Ratio for the Plan exceeds 60% and the Plan is not part of any Required Aggregation Group or Permissive Aggregation Group having a Top-Heavy Ratio of less than 60%.

     (ii) The Plan is part of a Required Aggregation Group having a Top-Heavy Ratio which exceeds 60% and is not part of a Permissive Aggregation Group having a Top-Heavy Ratio of less than 60%.

If the Plan is a Top-Heavy Plan in any Plan Year, the provisions of Sections
12.03 through 12.05 shall supersede any conflicting provisions of the Plan.

     Section 12.02. Additional Definitions. Solely for purposes of this Article, the following terms shall have the meanings set forth below:

     (a) "Key Employee" means any employee or former employee (and the beneficiary of such employee) whose status as an officer or owner of the Plan sponsor makes him a "key employee" as determined in accordance with Code
Section 416(i)(1) and the regulations thereunder.

     (b)  "Determination Date" means the last day of the preceding Plan Year.

     (c) "Top-Heavy Ratio" means a fraction, the numerator of which is the sum of account balances under any defined contribution plans for all Key Employees and the present value of accrued benefits under any defined benefit plans for all Key Employees, and the denominator of which is the sum of the account balances under any defined contribution plans for all Participants and the present value of accrued benefits under any defined benefit plans for all Participants, excluding the account balances and accrued benefits of all

Participants who have not performed services for the Employers during the preceding 5-year period. Both the numerator and denominator of the Top-Heavy Ratio shall be adjusted for any distribution of an account balance or an accrued benefit made in the 5-year period ending on the Determination Date and any contribution due but unpaid as of the Determination Date. For purposes of the preceding sentence, (i) the value of account balances and the present value of accrued benefits shall be determined as of the most recent Valuation Date that falls within or ends with the 12-month period ending on the Determination Date, and (ii) the account balances and accrued benefits of a Participant who is not a Key Employee but who was a Key Employee in a prior year shall be disregarded. The calculation of the Top-Heavy Ratio, and the extent to which distributions, rollovers and transfers are taken into account will be made in accordance with Code Section 416 and the regulations thereunder. Deductible employee contributions will not be taken into account for purposes of computing the Top-Heavy Ratio. When aggregating plans, the value of account balances and accrued benefits will be calculated with reference to the Determination Dates that fall within the same calendar year. The present value of accrued benefits shall be determined pursuant to Code Section 416(g) using a 5% interest assumption and the UP-1984 Mortality Table.

     (d) "Permissive Aggregation Group" means the Required Aggregation Group of plans plus any other plan or plans of the Employer which, when considered as a group with the Required Aggregation Group, would continue to satisfy the requirements of Code Sections 401(a)(4) and 410.

     (e) "Required Aggregation Group" means (i) each qualified plan of the Employer in which at least one Key Employee participates, and (ii) any other qualified plan of the Employer which enables a plan described in (i) to meet the requirements of Code Sections 401(a)(4) and 410.

     (f) "Valuation Date" means (i) in the case of a defined contribution plan, the Determination Date, and (ii) in the case of a defined benefit plan, the date as of which funding calculations are generally made within the 12-month period ending on the Determination Date.

     (g) "Employer" means the employer or employers whose employees are covered by this Plan and any other employer which must be aggregated with any such employer under Code Section 414(b), (c) and (m).

     Section 12.03. Vesting. If the Plan is a Top-Heavy Plan in any Plan Year, the vesting schedule shall automatically be amended for any Participant employed on the first day of such year or thereafter so that the vested percentage for employer-derived benefits is equal to the greater of the vesting provided under other provisions of the Plan or the following schedule:

                                                Nonforfeitable
      Years of Service                            Percentage
      ----------------                          ---------------

             1                                        0%
             2                                       20%
             3                                       40%
             4                                       60%
             5                                       80%
             6 or more                              100%

where "years of service" means the years credited for vesting purposes under the Plan or, if greater, the years required to be counted under Code Section 411 and applicable regulations thereto. If the Plan thereafter ceases to be a Top-Heavy Plan for any Plan Year, the vesting schedule above shall be disregarded and the original schedule applied, except with respect to any Participant with 3 or more years of service and except that no Participant's vested percentage as of the end of the prior year shall be decreased. Any non-vested Participant who acquires a vested interest in the employer-derived benefit by operation of the amended vesting schedule shall not be subject thereafter to a cancellation of service. Notwithstanding anything in this Section to the contrary, the amendment of the vesting schedule pursuant to this subsection shall not affect the calculation of benefit amounts or the determination of benefit commencement dates hereunder.

     Section 12.04. Minimum Benefits. For any year in which the Plan is a Top-Heavy Plan, each Participant who is not a Key Employee shall receive allocations of Company contributions and forfeitures under this Plan and any other defined contribution plan maintained by the Employers at least equal to 5% of compensation (as defined in Code Section 415) for such year, or, if less, the percentage of compensation allocated on behalf of the Key Employee for whom such percentage was the highest for the Plan Year; provided, however, that if the Participant is also covered by a defined benefit plan, such Employee will only be entitled to the defined benefit plan minimum.

     Section 12.05. Maximum Benefit Limits. If the Employer maintains a defined benefit plan and a defined contribution plan which both cover one or more of the same Key Employees, and if such plans are Top-Heavy, then the limitation stated in a separate provision of this Plan with respect to the Code
Section 415(e) maximum benefit limitations shall be amended to refer to a 1.0 adjustment on the dollar limitation rather than a 1.25 adjustment. This provision shall not apply if the Top-Heavy Ratio is less than 90% and if the minimum benefit requirements referred to in Section 12.04 are met when the defined benefit minimum is changed from 2% to 3%, and 20% is changed to an amount not greater than 30% which equals 20% plus 1% for each year this is a Top-Heavy Plan.


                                  ARTICLE XIII

                               TRUSTEE ACCEPTANCE

Section 13.01. Trustee Acceptance. The Trustee accepts the Trust hereby established and agrees to be bound by all of the terms of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and attested in duplicate originals as of this 30th day of December, 1990.


                                        BADGER METER, INC.


                                        By      /s/ Ronald H. Dix
                                            ------------------------------
                                                    Vice President

                                        Attest  /s/ R. Robert Howard
                                               ---------------------------
                                                    Secretary

                                        [CORPORATE SEAL]



                                        MARSHALL AND ILSLEY TRUST COMPANY


                                        By      /s/ Linda Heck
                                           -------------------------------
                                                    Trust Officer

                                        Attest  /s/ Walter Lecocq
                                               ---------------------------
                                                    Vice President